EXHIBIT 2.2

                              STOCK OPTION AGREEMENT


                   STOCK OPTION AGREEMENT ("Option Agreement") dated

         December 22, 1996, between MERCANTILE BANCORPORATION INC.

         ("Buyer"), a Missouri corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended

         (the "Holding Company Act") and as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"),

         and Roosevelt Financial Group, Inc. ("Seller"), a Delaware cor-

         poration registered as a unitary savings and loan holding com-

         pany under HOLA and as a bank holding company under the Holding

         Company Act.


                               W I T N E S S E T H:


                   WHEREAS, the Executive Committee of the Board of Di-

         rectors of Buyer and the Board of Directors of Seller have ap-

         proved an Agreement and Plan of Reorganization dated as of even date herewith (the "Merger Agreement") providing for the merger of Seller with and into a wholly owned subsidiary of Buyer;


                   WHEREAS, as a condition to Buyer's entering into the

         Merger Agreement, Buyer has required that Seller agree, and

         Seller has agreed, to grant to Buyer the option set forth

         herein to purchase authorized but unissued shares of Seller

         Common Stock;







                   NOW, THEREFORE, in consideration of the premises

         herein contained, the parties agree as follows:


                   1.  Definitions.


                   Capitalized terms used but not defined herein shall

         have the same meanings as in the Merger Agreement.


                   2.  Grant of Option.


                   Subject to the terms and conditions set forth herein,

         Seller hereby grants to Buyer an option (the "Option") to pur-

         chase up to 8,785,429 authorized and unissued shares of Seller

         Common Stock at a price of $18.125 per share (the "Purchase

         Price") payable in cash as provided in Section 4 hereof.


                   3.  Exercise of Option.


                   (a)  Buyer may exercise the Option, in whole or in

         part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred; provided, however, that

         (i) to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time of the Merger, (ii)

         the termination of the Merger Agreement in accordance with Sec-

         tions 7.01(e), 7.01(f) or 7.01(a) through 7.01(c) thereof, and

         (iii) three years following the termination of the Merger

         Agreement in accordance with Section 7.01(d) thereof, provided










         that if such termination follows an Extension Event (as defined below), the Option shall not terminate until the date that is

         12 months following such termination; (ii) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a court of competent jurisdiction,

         the Option shall expire on the 30th business day after such in-

         junction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be; and (iii)

         that any such exercise shall be subject to compliance with ap-

         plicable law, including the Holding Company Act.


                   (b)  As used herein, a "Purchase Event" shall mean

         any of the following events:


                   (i)  Seller or any of its Subsidiaries, without hav-

              ing received prior written consent from Buyer, shall have

              entered into, authorized, recommended, proposed or pub-

              licly announced its intention to enter into, authorize,

              recommend, or propose, an agreement, arrangement or under-

              standing with any person (other than Buyer or any of its

              Subsidiaries) to (A) effect a merger or consolidation or

              similar transaction involving Seller or any of its Subsid-

              iaries (other than internal mergers, reorganizing actions,

              consolidations or dissolutions involving only existing

              Subsidiaries of Seller), (B) purchase, lease or otherwise










              acquire 15% or more of the assets of Seller or any of its

              Subsidiaries or (C) purchase or otherwise acquire (includ-

              ing by way of merger, consolidation, share exchange or

              similar transaction) Beneficial Ownership of securities

              representing 10% or more of the voting power of Seller or

              any of its Subsidiaries;


                  (ii)  any person (other than Buyer or any Subsidiary

              of Buyer or any person acting in concert with Buyer, or

              Seller or any Subsidiary of Seller in a fiduciary capac-

              ity) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership of 10% or more of the vot-

              ing power of Seller; or


                 (iii)  Seller's Board of Directors shall have withdrawn

              or modified in a manner adverse to Buyer the recommenda-

              tion of Seller's Board of Directors with respect to the

              Merger Agreement, in each case after an Extension Event;

              or


                  (iv)  the holders of Seller Common Stock shall not

              have approved the Merger Agreement at the Meeting, or such

              Meeting shall not have been held or shall have been can-

              celled prior to termination of the Merger Agreement in ac-

              cordance with its terms, in each case after an Extension

              Event.











                   (c)  As used herein, the term "Extension Event" shall

         mean any of the following events:


                   (i)  a Purchase Event of the type specified in

              clauses (b)(i) and (b)(ii) above;


                  (ii)  any person (other than Buyer or any of its Sub-

              sidiaries) shall have "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with re-

              spect to, a tender offer or exchange offer to purchase

              shares of Seller Common Stock such that, upon consummation of such offer, such person would have Beneficial Ownership

              (as defined below) or the right to acquire Beneficial Own-

              ership of 10% or more of the voting power of Seller; or,


                 (iii)  any person (other than Buyer or any Subsidiary

              of Buyer, or Seller or any Subsidiary of Seller in a fidu-

              ciary capacity) shall have publicly announced its will-

              ingness, or shall have publicly announced a proposal, or

              publicly disclosed an intention to make a proposal, (x) to make an offer described in clause (ii) above or (y) to en-

              gage in a transaction described in clause (i) above.


                   (d)  As used herein, the terms "Beneficial Ownership"

         and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.











                   (e)  In the event Buyer wishes to exercise the Op-

         tion, it shall deliver to Seller a written notice (the date of which being herein referred to as the "Notice Date") specifying

         (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 calendar days from the

         Notice Date for the closing of such purchase (the "Closing

         Date").


                   4.  Payment and Delivery of Certificates.


                   (a)  At the closing referred to in Section 3 hereof,

         Buyer shall pay to Seller the aggregate purchase price for the shares of Seller Common Stock purchased pursuant to the exer-

         cise of the Option in immediately available funds by wire

         transfer to a bank account designated by Seller.


                   (b)  At such closing, simultaneously with the deliv-

         ery of cash as provided in Section 4(a), Seller shall deliver to Buyer a certificate or certificates representing the number of shares of Seller Common Stock purchased by Buyer, registered in the name of Buyer or a nominee designated in writing by

         Buyer, and Buyer shall deliver to Seller a letter agreeing that

         Buyer shall not offer to sell, pledge or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.











                   (c)  If at the time of issuance of any Seller Common

         Stock pursuant to any exercise of the Option, Seller shall have issued any share purchase rights or similar securities to hold-

         ers of Seller Common Stock, then each such share of Seller Com-

         mon Stock shall also represent rights with terms substantially the same as and at least as favorable to Buyer as those issued to other holders of Seller Common Stock.


                   (d)  Certificates for Seller Common Stock delivered

         at any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:


                   The transfer of the shares represented by this cer-tificate is subject to certain provisions of an agreement between the registered holder hereof and ____________________, a copy of which is on file at the principal office of ____________________, and to resale restrictions arising under the Securities Act of 1933 and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by __________________ of a written request therefor.

         It is understood and agreed that the above legend shall be re-

         moved by delivery of substitute certificate(s) without such legend if Buyer shall have delivered to Seller an opinion of counsel, in form and substance reasonably satisfactory to

         Seller and its counsel, to the effect that such legend is not required for purposes of the Securities Act and any applicable state securities laws.












                   5.  Authorization, etc.


                   (a)  Seller hereby represents and warrants to Buyer

         that:


                   (i)  Seller has full corporate authority to execute

              and deliver this Option Agreement and, subject to Section

              11(i), to consummate the transactions contemplated hereby;


                  (ii)  such execution, delivery and consummation have

              been authorized by the Board of Directors of Seller, and

              no other corporate proceedings are necessary therefor;


                 (iii)  this Option Agreement has been duly and validly

              executed and delivered and represents a valid and legally

              binding obligation of Seller, enforceable against Seller

              in accordance with its terms; and


                  (iv)  Seller has taken all necessary corporate action

              to authorize and reserve and, subject to Section 11(i),

              permit it to issue and, at all times from the date hereof

              through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for is-

              suance upon exercise of the Option, 8,785,429 shares of

              Seller Common Stock, all of which, upon issuance pursuant

              hereto, shall be duly authorized, validly issued, fully

              paid and nonassessable, and shall be delivered free and

              clear of all claims, liens, encumbrances, restrictions









              (other than federal and state securities restrictions) and security interests and not subject to any preemptive

              rights.


                   (b)  Buyer hereby represents and warrants to Seller

         that:


                   (i)  Buyer has full corporate authority to execute

              and deliver this Option Agreement and, subject to Section

              11(i), to consummate the transactions contemplated hereby;


                  (ii)  such execution, delivery and consummation have

              been authorized by all requisite corporate action by

              Buyer, and no other corporate proceedings are necessary

              therefor;


                 (iii)  this Option Agreement has been duly and validly

              executed and delivered and represents a valid and legally

              binding obligation of Buyer, enforceable against Buyer in

              accordance with its terms; and


                  (iv)  any Seller Common Stock or other securities ac-

              quired by Buyer upon exercise of the Option will not be

              taken with a view to the public distribution thereof and

              will not be transferred or otherwise disposed of except in compliance with the Securities Act.













                   6.  Adjustment upon Changes in Capitalization.


                   In the event of any change in Seller Common Stock by

         reason of stock dividends, split-ups, recapitalizations or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be ad-

         justed appropriately.  In the event that any additional shares of Seller Common Stock are issued after the date of this Option

         Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement), the number of shares of Seller Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of shares of Seller Common Stock then issued and outstanding (without considering any shares subject to or issued pursuant to the Option).


                   7.  Repurchase.


                   (a)  Subject to Section 11(i), at the request of

         Buyer at any time commencing upon the occurrence of a Purchase

         Event and ending 13 months immediately thereafter (the "Repur-

         chase Period"), Seller (or any successor entity thereof) shall repurchase the Option from Buyer together with all (but not less than all, subject to Section 10) shares of Seller Common

         Stock purchased by Buyer pursuant thereto with respect to which

         Buyer then has Beneficial Ownership, at a price (per share, the

         "Per Share Repurchase Price") equal to the sum of:










                   (i)  The exercise price paid by Buyer for any shares

              of Seller Common Stock acquired pursuant to the Option;


                  (ii)  The difference between (A) the "Market/Tender

              Offer Price" for shares of Seller Common Stock (defined as the higher of (x) the highest price per share at which a

              tender or exchange offer has been made for shares of

              Seller Common Stock or (y) the highest closing mean of the

              "bid" and the "ask" price per share of Seller Common Stock reported by NASDAQ, the automated quotation system of the

              National Association of Securities Dealers, Inc., for any

              day within that portion of the Repurchase Period which

              precedes the date Buyer gives notice of the required re-

              purchase under this Section 7) and (B) the exercise price

              as determined pursuant to Section 2 hereof (subject to ad-

              justment as provided in Section 6), multiplied by the num-

              ber of shares of Seller Common Stock with respect to which the Option has not been exercised, but only if the Market/

              Tender Offer Price is greater than such exercise price;


                 (iii)  The difference between the Market/Tender Offer

              Price and the exercise price paid by Buyer for any shares

              of Seller Common Stock purchased pursuant to the exercise

              of the Option, multiplied by the number of shares so pur-

              chased, but only if the Market/Tender Offer Price is

              greater than such exercise price; and










                  (iv)  Buyer's reasonable out-of-pocket expenses in-

              curred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, le-

              gal, accounting and investment banking fees.


                   (b)  In the event Buyer exercises its rights under

         this Section 7, Seller shall, within 10 business days there-

         after, pay the required amount to Buyer by wire transfer of im-

         mediately available funds to an account designated by Buyer and

         Buyer shall surrender to Seller the Option and the certificates evidencing the shares of Seller Common Stock purchased thereun-

         der with respect to which Buyer then has Beneficial Ownership,

         and Buyer shall warrant that it has sole record and Beneficial

         Ownership of such shares and that the same are free and clear of all liens, claims, charges, restrictions and encumbrances of any kind whatsoever.


                   (c)  In determining the Market/Tender Offer Price,

         the value of any consideration other than cash shall be deter-

         mined by an independent nationally recognized investment bank-

         ing firm selected by Buyer and reasonably acceptable to Seller.


                   8.  Repurchase at Option of Seller and First Refusal.


                   (a)  Except to the extent that Buyer shall have pre-

         viously exercised its rights under Section 7, at the request of











         Seller during the six-month period commencing 13 months follow-

         ing the first occurrence of a Purchase Event, Seller may repur-

         chase from Buyer, and Buyer shall sell to Seller, all (but not less than all, subject to Section 10) of the Seller Common

         Stock acquired by Buyer pursuant hereto and with respect to which Buyer has Beneficial Ownership at the time of such re-

         purchase at a price per share equal to the greater of (i) 110%

         of the Market/Tender Offer Price per share, (ii) the Per Share

         Repurchase Price or (iii) the sum of (A) the aggregate Purchase

         Price of the shares so repurchased plus (B)  interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase to the date of repurchase at the highest rate of interest announced by Buyer as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, plus (C)

         Buyer's reasonable out-of-pocket expenses incurred in connec-

         tion with the transactions contemplated by the Merger Agree-

         ment, including, without limitation, legal, accounting and in-

         vestment banking fees.  Any repurchase under this Section 8(a)

         shall be consummated in accordance with Section 7(b).


                   (b)  If, at any time after the occurrence of a Pur-

         chase Event and prior to the earlier of (i) the expiration of

         18 months immediately following such Purchase Event or (ii) the expiration or termination of the Option, Buyer shall desire to sell, assign, transfer or otherwise dispose of the Option or









         all or any of the shares of Seller Common Stock acquired by it pursuant to the Option, it shall give Seller written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction.  An Offeror's Notice shall be deemed an offer by Buyer to Seller, which may be accepted within 10 busi-

         ness days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Buyer is proposing to transfer the Option or such shares to a third party.  The purchase of the Option or any such shares by Seller shall be closed within 10 business days of the date of the ac-

         ceptance of the offer and the purchase price shall be paid to

         Buyer by wire transfer of immediately available funds to an ac-

         count designated by Buyer.  In the event of the failure or re-

         fusal of Seller to purchase the Option or all the shares cov-

         ered by the Offeror's Notice or if the Board or any other Regu-

         latory Authority disapproves Seller's proposed purchase of the

         Option or such shares, Buyer may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of the Option or such shares to such third party at no less than the price specified and on terms no more favorable to the pur-

         chaser than those set forth in the Offeror's Notice.  The re-

         quirements of this Section 8(b) shall not apply to (i) any dis-

         position as a result of which the proposed transferee would

         Beneficially Own not more than 2% of the voting power of Seller










         or (ii) any disposition of Seller Common Stock by a person to whom Buyer has sold shares of Seller Common Stock issued upon exercise of the Option.


                   9.  Registration Rights.


                   At any time after a Purchase Event, Seller shall, if

         requested by any holder or beneficial owner of shares of Seller

         Common Stock issued upon exercise of the Option (except any beneficial holder who acquired all of such holder's shares in a transaction exempt from the requirements of Section 8(b) by reason of clause (i) thereof) (each a "Holder"), as expedi-

         tiously as possible file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Seller

         Common Stock that have been acquired upon exercise of the Op-

         tion in accordance with the intended method of sale or other disposition requested by any such Holder (it being understood and agreed that any such sale or other disposition shall be ef-

         fected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall Beneficially Own more than 2% of the shares of Seller Common Stock then outstanding).

         Each such Holder shall provide all information reasonably re-

         quested by Seller for inclusion in any registration statement to be filed hereunder.  Seller shall use its best efforts to cause such registration statement first to become effective and










         then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes ef-

         fective as may be reasonably necessary to effect such sales or other dispositions.  The registration effected under this Sec-

         tion 9 shall be at Seller's expense except for underwriting commissions and the fees and disbursements of such Holders'

         counsel attributable to the registration of such Seller Common

         Stock.  In no event shall Seller be required to effect more than one registration hereunder.  The filing of the registra-

         tion statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distri-

         bution by Seller of Seller Common Stock or if a special audit of Seller would otherwise be required in connection therewith.

         If requested by any such Holder in connection with such regis-

         tration, Seller shall become a party to any underwriting agree-

         ment relating to the sale of such shares, but only to the ex-

         tent of obligating itself in respect of representations, war-

         ranties, indemnities and other agreements customarily included in such underwriting agreements for parties similarly situated.

         Upon receiving any request for registration under this Section

         9 from any Holder, Seller agrees to send a copy thereof to any other person known to Seller to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the per-

         sons entitled to receive such copies.











                   10.  Severability.


                   Any term, provision, covenant or restriction con-

         tained in this Option Agreement held by a court or a Regulatory

         Authority of competent jurisdiction to be invalid, void or un-

         enforceable, shall be ineffective to the extent of such inval-

         idity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this

         Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby.

         Any term, provision, covenant or restriction contained in this

         Option Agreement that is so found to be so broad as to be unen-

         forceable shall be interpreted to be as broad as is enforce-

         able.  If for any reason such court or Regulatory Authority de-

         termines that applicable law will not permit Buyer or any other person to acquire, or Seller to repurchase or purchase, the full number of shares of Seller Common Stock provided in Sec-

         tion 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of the parties hereto to allow Buyer or such other person to acquire, or Seller to repurchase or pur-

         chase, such lesser number of shares as may be permissible,

         without any amendment or modification hereof.
















                   11.  Miscellaneous.


                   (a)  Expenses.  Each of the parties hereto shall pay

         all costs and expenses incurred by it or on its behalf in con-

         nection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.


                   (b)  Entire Agreement.  Except as otherwise expressly

         provided herein, this Option Agreement and the Merger Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto,

         written or oral.


                   (c)  Successors; No Third Party Beneficiaries.  The

         terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this

         Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their re-

         spective successors and assigns, any rights, remedies, obliga-

         tions, or liabilities under or by reason of this Option Agree-

         ment, except as expressly provided herein.













                   (d)  Assignment.  Other than as provided in Sections

         8 and 9 hereof, neither of the parties hereto may sell, trans-

         fer, assign or otherwise dispose of any of its rights or obli-

         gations under this Option Agreement or the Option created here-

         under to any other person (whether by operation of law or oth-

         erwise), without the express written consent of the other

         party.


                   (e)  Notices.  All notices or other communications

         which are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 8.02 of the Merger Agreement (which is incorporated herein by refer-

         ence).


                   (f)  Counterparts.  This Option Agreement may be ex-

         ecuted in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.


                   (g)  Specific Performance.  The parties hereto agree

         that if for any reason Buyer or Seller shall have failed to perform its obligations under this Option Agreement, then ei-

         ther party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the











         securing or posting of any bond in connection with the obtain-

         ing of any such injunctive or other equitable relief.  This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.


                   (h)  Governing Law.  This Option Agreement shall be

         governed by and construed in accordance with the laws of the

         State of Missouri applicable to agreements made and entirely to be performed within such state.  Nothing in this Option Agree-

         ment shall be construed to require any party (or any subsidiary or affiliate of any party) to take any action or fail to take any action in violation of applicable law, rule or regulation.


                   (i)  Regulatory Approvals; Section 16(b).  If, in

         connection with (A) the exercise of the Option under Section 3 or a sale by Buyer to a third party under Section 8, (B) a re-

         purchase by Seller under Section 7 or a repurchase or purchase by Seller under Section 8, prior notification to or approval of the Board or any other Regulatory Authority is required, then the required notice or application for approval shall be

         promptly filed and expeditiously processed and periods of time that otherwise would run pursuant to such Sections shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period










         shall have passed.  In the case of clause (A) of this subsec-

         tion (i), such filing shall be made by Buyer, and in the case of clause (B) of this subsection (i), such filing shall be made by Seller, provided that each of Buyer and Seller shall use its best efforts to make all filings with, and to obtain consents of, all third parties and Regulatory Authorities necessary to the consummation of the transactions contemplated hereby, in-

         cluding without limitation applying to the Board under the

         Holding Company Act for approval to acquire the shares issuable hereunder.  Periods of time that otherwise would run pursuant to Sections 3, 7 or 8 shall also be extended to the extent nec-

         essary to avoid liability under Section 16(b) of the Exchange

         Act.


                   (j)  No Breach of Merger Agreement Authorized.

         Nothing contained in this Option Agreement shall be deemed to authorize Seller to issue any shares of Seller Common Stock in breach of, or otherwise breach any of, the provisions of the

         Merger Agreement.


                   (k)  Waiver and Amendment.  Any provision of this

         Agreement may be waived at any time by the party that is en-

         titled to the benefits of such provision.  This Option Agree-

         ment may not be modified, amended, altered or supplemented ex-

         cept upon the execution and delivery of a written agreement ex-

         ecuted by the parties hereto.











                   IN WITNESS WHEREOF, each of the parties hereto has

         executed this Option Agreement as of the date first written above.

                                  MERCANTILE BANCORPORATION INC.



                                  By: /s/ Thomas H. Jacobsen
                                      -------------------------------------
                                      Name:  Thomas H. Jacobsen
                                      Title:  Chairman, President and
                                              Chief Executive Officer




                                  ROOSEVELT FINANCIAL GROUP, INC.



                                  By: /s/ Gary W. Douglass
                                      -------------------------------------
                                      Name:  Gary W. Douglass
                                      Title:  Executive Vice President and
                                              Chief Financial Officer























                                       -22-